Exhibit 99.1

NEWS RELEASE

Gray Renews CBS Network Affiliations Covering All 54 Existing Markets

Agreement sets stage for continued investment in local news and community services

Atlanta, Georgia – June 22, 2023… Gray Television, Inc. (“Gray”) (NYSE: GTN) has entered into a new agreement with Paramount Global that renews all of Gray’s existing CBS network affiliations, encompassing seven markets acquired from Meredith Corporation and 47 legacy markets. As part of the agreement, Gray’s CBS affiliates will continue to be available locally to subscribers on Paramount+ and widely distributed across all traditional and virtual MVPD platforms.

“At a time when local news is more valued than ever – and under greater pressure than ever - Gray is very pleased to have reached an agreement that builds upon the decades-long relationship with CBS in dozens of markets, large and small,” said Pat LaPlatney, Co-CEO of Gray Television. “With this renewal, we intend to continue to invest in local news, weather and sports reporting, while bringing CBS’ premium programming to our local communities.”

Gray is the largest independent owner of CBS affiliates in the country, covering nearly 18% of the U.S. television households and nearly 22 million households. In 2022, according to Comscore, Gray’s CBS affiliated stations had the highest all-day ratings among all local stations in 29 markets and the first or second highest all-day ratings in 45 markets, comprising 83 percent of Gray’s CBS portfolio. Nearly all of Gray’s CBS affiliates have been broadcasting CBS network programming from their very first days on the air.

The strength of Gray’s CBS affiliates (and entire portfolio of television stations) flows from its commitment to providing the highest quality local news and exemplary community services. In less than two years since Gray acquired Meredith and Quincy Media in the second half of 2021, the company has approved capital investments exceeding $74 million for those stations, including more than $40 million between WANF, the CBS affiliate in Atlanta, and KMOV, the CBS affiliate in St. Louis. Across just the seven former Meredith CBS markets, Gray has launched local news bureaus, added state of the art equipment, created more than 100 hours of additional locally produced news programming each week, and added 154 full-time local journalists and other station employees. In fact, Gray is now recruiting to fill an additional 74 open positions in those seven CBS markets.

These investments in local news come at a time when hundreds of local news outlets nationwide have shut down or been forced to sharply reduce their newsroom staffs. Gray’s commitment to local news helps ensure that numerous communities that are in danger of becoming “local news deserts” with no meaningful local news continue to receive the locally focused coverage they need. This includes weather coverage, impactful investigative journalism, reporting on local government and politics, and coverage of local sports and cultural events.

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Overall, Nielsen’s data confirms that local audiences continue to rely on Gray’s television stations for news and entertainment. In particular, Gray’s network affiliated and independent television stations were viewed by an average of 1.7 million households (over 2 million adults) during prime time hours and by an average of more than 2.2 million households (over 2.5 million adults) during late news time periods according to Nielsen’s data for April and May 2023. Gray’s television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. The television station portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station.

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. It also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “intend,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control include Gray’s inability to continue to invest in local news, weather and sports reporting, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contact:

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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